750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

THIRD QUARTER 2009 FINANCIAL RESULTS

•	Revenue of $33.1 million increases 26% on a year-over-year basis

•	Non-GAAP operating income of $7.4 million grows 43% on a year-over-year basis

•	Signs a Major Tier One Cable Customer to a multi-year contract and drives further expansion of other Cable Service Provider relationships

•	Signs first global deployment of ConvergenceNow® Plus+™ Platform with a Major OEM Customer

BRIDGEWATER, NJ – November 2, 2009 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms, today announced financial results for the third quarter of 2009.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, said, “The on-boarding of new programs was a primary driver to Synchronoss delivering third quarter revenue that was ahead of our expectations. Importantly, our business momentum is strong across our key customer accounts, including AT&T, Tier One Cable Providers and OEMs.”

“In the Tier One Cable space, we recently signed a multi-year agreement with Charter Communications to deploy an end-to-end transaction management platform to support their online channel. We also recently agreed to deploy a robust front-end web portal and expand our Time Warner Cable deployment nationwide to drive expanded transaction volumes.” Waldis added, “As it relates to our ConvergenceNow® Plus+™ offering, we are excited to begin a new, direct relationship with a leading OEM in which Synchronoss will support the activation of all wirelessly enabled products manufactured by the OEM. In addition to further establishing ConvergenceNow® Plus+™ as the platform of choice for emerging device providers, the global nature of our latest relationship would represent the first significant deployment of our ConvergenceNow® Plus+™ platform in Europe.”

For the third quarter of 2009, Synchronoss reported net revenues of $33.1 million, an increase of 26% compared to $26.3 million in the third quarter of 2008. Gross profit, including the impact of fair value stock-based compensation expense, was $16.3 million in the third quarter of 2009. Income from operations, determined in accordance with generally accepted accounting principles (“GAAP”), was $5.3 million, including $2.1 million of fair value stock-based compensation expense. Based on an effective tax rate of 39.9% in the third quarter of 2009, GAAP net income was $3.1 million and GAAP diluted earnings per share was $0.10, compared to $0.07 in the third quarter of 2008.

Non-GAAP gross profit for the third quarter of 2009 was $16.8 million, representing a non-GAAP gross margin of 51%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $7.4 million in the third quarter of 2009, representing a non-GAAP operating margin of 22.4%. Non-GAAP net income in the third quarter of 2009 was $4.4 million, leading to non-GAAP diluted earnings per share of $0.14, an increase of 27% from $0.11 in the third quarter of 2008.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $86.1 million at September 30, 2009, an increase of approximately $6.6 million compared to the end of the previous quarter.

Lawrence R. Irving, Chief Financial Officer and Treasurer, said, “While the economic environment has made 2009 a challenging year for many technology companies, Synchronoss is delivering solid revenue growth and enhancing the company’s long-term growth profile. We are particularly pleased with the company’s success in expanding its customer base. Recent significant wins in the Tier One Cable market and connected device market segments will require increased investments over the next few quarters in order to meet aggressive deployment time schedules. We expect to leverage these up front costs as transaction volumes begin to scale. In addition, we believe the continued enhancement and global deployment of ConvergenceNow® Plus+™ positions Synchronoss well to continue expanding our customer base and connected device provider relationships.”

Other Third Quarter 2009 Business Highlights:

•	Business related to AT&T accounted for approximately $22.2 million of revenue, representing 67% of total revenue and growth of 27% on a year-over-year basis and 10% on a sequential basis.

•	Business outside of the AT&T relationship accounted for approximately $10.9 million of revenue, representing approximately 33% of total revenue and growth of 23% on a year-over-year basis and 5% on a sequential basis.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call today, at 4:30 p.m. (EST) to discuss the company’s financial results. To access this call, dial 800-561-2601 (domestic) or 617-614-3518 (international). The pass code for the call is 45581553. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s website www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 90170494. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s website, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and nine months ended September 30, 2009.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management technology.  Synchronoss’ software platforms automate subscriber activation, order management and service provisioning for all connected-devices, across any communication service, from any channel. The company’s ConvergenceNow® and ConvergenceNow® Plus+™ technology platforms automate a wide variety of transactions across multiple delivery channels and networks, enabling telecommunication service providers, cable operators, retailers/e-tailers and OEMs to accelerate and monetize their go-to-market with connected-devices while addressing back-office fragmentation, and delivering an improved customer experience at lower costs. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Synchronoss logo, Synchronoss, ConvergenceNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$78,783	$72,203
Marketable securities	3,151	2,277
Accounts receivable, net of allowance for doubtful accounts of $293 and $193 at September 30, 2009 and December 31, 2008, respectively	28,616	25,296
Prepaid expenses and other assets	3,454	3,337
Deferred tax assets	775	1,065

Total current assets	114,779	104,178
Marketable securities	4,153	4,283
Property and equipment, net	24,316	17,280
Goodwill	6,911	6,862
Intangible assets, net	2,981	3,580
Deferred tax assets	10,083	8,505
Other assets	708	631

Total assets	$163,931	$145,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,785	$2,838
Accrued expenses	7,878	8,640
Deferred revenues	2,626	1,452

Total current liabilities	14,289	12,930
Lease Financing Obligation — Long Term	9,135	6,685
Other liabilities	1,326	1,366
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 33,032 and 32,878 shares issued; 31,032 and 30,878 outstanding at September 30, 2009 and December 31, 2008, respectively	3	3
Treasury stock, at cost (2,000 shares at September 30, 2009 and December 31, 2008)	(23,713)	(23,713)
Additional paid-in capital	115,000	107,895
Accumulated other comprehensive income	13	66
Retained earnings	47,878	40,087

Total stockholders’ equity	139,181	124,338

Total liabilities and stockholders’ equity	$163,931	$145,319

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues	$33,097	$26,335	$93,204	$79,760
Costs and expenses:
Cost of services (1)*	16,790	13,547	47,179	38,819
Research and development (1)	3,243	2,683	9,359	7,493
Selling, general and administrative (1)	5,561	4,946	17,218	15,074
Depreciation and amortization	2,154	1,636	6,264	4,581

Total costs and expenses	27,748	22,812	80,020	65,967

Income from operations	5,349	3,523	13,184	13,793
Interest and other income	106	494	458	1,987
Interest expense	(250)	(10)	(546)	(29)

Income before income tax expense	5,205	4,007	13,096	15,751
Income tax expense	(2,076)	(1,668)	(5,305)	(6,551)

Net income	$3,129	$2,339	$7,791	$9,200

Net income per Common share:
Basic	$0.10	$0.08	$0.25	$0.29

Diluted	$0.10	$0.07	$0.25	$0.28

Weighted-average common shares outstanding:
Basic	30,865	31,047	30,767	31,980

Diluted	31,355	31,439	31,282	32,604

* Cost of services excludes depreciation which is shown separately.
(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$508	$297	$1,501	$921
Research and development	235	215	569	556
Selling, general and administrative	1,320	1,150	3,872	3,455

Total fair value stock-based compensation expense	$2,063	$1,662	$5,942	$4,932

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$5,349	$3,523	$13,184	$13,793
Add: Fair value stock-based compensation	2,063	1,662	5,942	4,932

Non-GAAP income from operations	$7,412	$5,185	$19,126	$18,725

GAAP net income attributable to common stockholders	$3,129	$2,339	$7,791	$9,200
Add: Fair value stock-based compensation, net of tax	1,238	970	3,535	2,881

Non-GAAP net income	$4,367	$3,309	$11,326	$12,081

Diluted non-GAAP net income per share	$0.14	$0.11	$0.36	$0.37

Shares used in per share calculation	31,355	31,439	31,282	32,604

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months ended September 30,
	2009	2008
Operating activities:
Net income	$7,791	$9,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	6,264	4,581
Gain on sale of fixed assets	(6)	—
Deferred income taxes	(1,288)	163
Non-cash interest on leased facility	447	—
Stock-based compensation	6,004	5,075
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(3,320)	5,568
Prepaid expenses and other current assets	117	(2,580)
Other assets	(77)	7
Accounts payable	947	(500)
Accrued expenses	(762)	(2,336)
Tax benefit from the exercise of stock options	(221)	(1,582)
Other liabilities	(40)	29
Deferred revenues	1,174	426

Net cash provided by operating activities	17,030	18,051
Investing activities:
Purchases of fixed assets	(10,590)	(1,902)
Proceeds from the sale of fixed assets	6	—
Purchases of marketable securities available for sale	(2,631)	(4,960)
Sale of marketable securities available for sale	1,835	2,719
Business acquired, net of cash	(49)	(17,357)

Net cash used in investing activities	(11,429)	(21,500)
Financing activities:
Proceeds from the exercise of stock options	879	775
Excess tax benefit from the exercise of stock options	221	1,582
Repurchase of common stock	—	(23,694)
Payments on capital obligations	(121)	—

Net cash provided by (used in) financing activities	979	(21,337)

Net increase (decrease) in cash and cash equivalents	6,580	(24,786)
Cash and cash equivalents at beginning of year	72,203	92,756

Cash and cash equivalents at end of period	$78,783	$67,970

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com
or
Media:
Stacie Hiras, 908-547-1260
stacie.hiras@synchronoss.com